Corporate Resource Services, Inc. Looks to Bolster Revenues, Profitability with Launch of Joint Venture in Retail Energy Industry

NEW YORK, N.Y. -- (Business Wire) -- January 22, 2013 -- Corporate Resource Services, Inc. (OTCBB: CRRS), a diversified staffing, recruiting, and consulting services firm providing managed services and trained employees in the areas of Insurance, Information Technology, Accounting, Legal, Engineering, Science, Healthcare, Life Sciences, Creative Services, Hospitality, Retail, General Business and Light Industrial work, today announced its entry into the retail energy services industry with the formation of Abest Power & Gas, LLC, a joint venture between it and retail energy veteran Frank Rosa.  Abest Power & Gas will operate as an energy services company (ESCO) to supply electricity and gas to residential and commercial customers in states where deregulation has offered consumers the ability to choose their energy provider.

“We are very happy to be launching this new venture with our partner, Frank Rosa,” said John Messina, CEO of Corporate Resource Services. “The deregulated energy markets represent a tremendous opportunity to offer new products to our existing customer base as commercial energy consumers, as well as expand our reach to residential energy consumers.  We are confident that our employees and candidates in these markets represent potential residential customers.  Also, the “purchase-of-receivables” program in many of these markets will allow us to finance our growth in an efficient manner.  We feel strongly that there are many synergies with our existing business.”

“Corporate Resource Services will be an excellent partner as we build Abest Power & Gas,” said Frank Rosa, who assumes the post of CEO at Abest.  “The scale of their operations and the national reach of their sales force provide us with resources that are typically unavailable to startups.  This will allow us to hit the ground running and grow much more quickly than we would otherwise be able to.”  Rosa has been an entrepreneur focused on the deregulated energy markets since 2007.  He was an initial investor in Public Power & Utility, Inc., and was instrumental in its early growth until its acquisition by Public Power LLC.  Mr. Rosa has also operated US Power Green, LLC, an energy brokerage and distributor of energy-efficient products and services.  He has personally managed large portfolios of energy customers, both residential and commercial.  Joining Frank at Abest will be Trevor Herbest as Chief Operating Officer.  Herbest had served as COO at Public Power LLC from its inception and had managed the expansion of its footprint across three independent system operators, licensing in six states,  interfacing with twelve utilities and providing energy to over 200,000 customers.

CRS’ investment in Abest Power & Gas, LLC is expected to require a modest capital commitment over the first half of 2013, but should begin to be accretive to earnings by the end of the year.  The timing of earnings associated with Abest will depend on its ability to secure licensing in the related markets and begin the process of on-boarding customers.  CRS will update its earnings guidance accordingly as these steps progress.

About Corporate Resource Services, Inc.:

Corporate Resource Services, Inc. provides diversified staffing, recruiting, and consulting services and offers trained employees in the areas of Insurance, Information Technology, Accounting, Legal, Engineering, Science, Healthcare, Life Sciences, Creative Services, Hospitality, Retail, General Business and Light Industrial work. The company’s blended staffing solutions are tailored to our customers’ needs and can include customized employee pre-training and testing, on-site facilities management, vendor management, risk assessment and management, market analyses and productivity/occupational engineering studies.

The Company’s ability to deliver broad-based solutions provides its customers a “one stop shop” to fulfill their staffing needs from professional services and consulting to clerical and light industrial positions. Depending on the size and complexity of an assignment, Corporate Resource Services can create an on-site facility for recruiting, training and administration at the customers’ location. Company recruiters have the latest state of the art recruiting resources available to help customers secure the best candidates in today's ever-changing marketplace. CRS’s national network of recruiters has staffing experts that get excellent results by focusing within their areas of expertise.

The Company operates 205 staffing and on-site facilities in 37 states and the District of Columbia and it offers its services to a wide variety of clients in many industries, ranging from sole proprietorships to Fortune 1000 companies. To learn more, visit http://www.crsco.com.

This press release contains forward-looking statements, which are subject to risks and uncertainties. Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. A number of these risks and other factors that might cause differences, some of which could be material, along with additional discussion of forward-looking statements, are set forth in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Source: Corporate Resource Services, Inc.

Corporate Resource Services, Inc.

Michael J. Golde

Chief Financial Officer

(646) 443-2380